EXHIBIT 4.7


May 27, 1997


[Recipient]


Dear [Recipient]:

I am pleased to advise you that the Compensation Committee ("Committee") of the Board of Directors ("Board") of CUC International Inc. (the "Corporation") has granted you non-statutory employee options ("Options") to purchase _______ shares of common stock, $.01 par value, of the Corporation (the "Common Stock") at a price of $20.50 per share (the "Exercise Price"), which the Committee believes to be the fair market value of a share of Common Stock on April 18, 1997, the date of grant of the Options.

Your option may be exercised under the following terms:

(a) You may purchase all or any part of the shares of the Common Stock for which Options are herein granted (the "Option Shares") on or after the date of the grant thereof through the tenth anniversary of the date of grant of such Options, April 18, 2007 (the "Expiration Date"). The Options shall terminate and may not be exercised after the Expiration Date.

(b) You may pay for Option Shares purchased pursuant hereto (together with any withholding taxes due with respect thereto) in cash or by check at the time of exercise or with any other legal consideration that may be acceptable to the Committee in its sole discretion at the time of exercise. Prior to any issuance of Option Shares upon exercise of Options, you must pay or make adequate provision for the payment of any applicable federal, state or other withholding obligations of the Corporation.

(c) The Options shall not be transferable except by will or the laws of descent and distribution or pursuant to a domestic relations order, as defined in the Internal Revenue Code of 1986, as amended (the "Code") or Title I of the Employee Retirement Security Act or the rules thereunder. The Options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than as set forth in the preceding sentence. The terms of this letter will be binding upon your executors, administrators and successors.

(d) Notwithstanding any other provision hereof, Option Shares shall not be issued to you unless the exercise of the Options and the issuance and delivery of such Option Shares shall comply with all relevant provisions of law. You understand that the Option Shares have not yet been registered under the Securities Act of 1933, as amended (the "Act"), and must be held by you indefinitely upon your exercise of your Options to purchase Option Shares unless and until such Option Shares are registered under the Act or an exemption from such registration is available upon disposition. The Corporation shall use all commercially reasonable efforts to file with the Securities and Exchange Commission within thirty (30) days after the date of this letter, a registration statement on Form S-8 (or another appropriate form) in respect of the Option Shares. You acknowledge that until such a registration under the Act becomes effective, a legend is required on the certificates for the Option Shares to reflect the fact that the Option Shares have not yet been registered under the Act, and agree that such a legend may be placed on the certificates for the Option Shares by the Corporation until such time as counsel to the Corporation is of the opinion that such legend may be removed. In addition, if required by the Corporation, prior to the delivery to you of a certificate or certificates representing the Option Shares purchased by you upon the exercise of the Options, you shall deposit with the Corporation a non-disposition letter (restricting disposition by you of the Option Shares) in form satisfactory to counsel for the Corporation.

(e) In the event of a stock split, stock dividend, recapitalization, merger, consolidation, reorganization, split-up, combination, or exchange of shares or the like, the number and kind of shares subject to the Options and the Exercise Price shall be appropriately adjusted by the Board of Directors. The determination of the Board of Directors in this regard shall be final.

(f) You shall not have any of the rights of a stockholder of the Corporation with respect to any Option Shares, including the right to receive dividends or distributions or to vote at meetings of the stockholders of the Corporation, unless and until the Options with respect to such Option Shares are properly exercised.

(g) The Options are granted to you in connection with your provision of services to the Corporation. Nothing in this letter or otherwise confers upon you any right to continue in the employ of the Corporation or any parent, subsidiary or affiliate of the Corporation or limit in any way the right of the Corporation or any parent, subsidiary or affiliate to terminate your relationship at any time, with or without cause.

(h) The exercise of the Options and the disposition of the Option Shares will have federal and state tax consequences to you. You should consult your tax advisor prior to exercising any Options or disposing of any Option Shares.

(i) Any dispute regarding interpretation of this letter or the terms of the Options will be submitted by you or the Corporation to the Committee, which will review the dispute at its next regular meeting. The resolution of the dispute by the Committee will be final and binding on you and the Corporation.

(j)  This  letter  and  the Options granted  hereunder  shall  be governed by, and construed in accordance with, the  laws  of
     the   State  of  Delaware,  without  giving  effect  to  the
     conflicts of laws principles thereof.

(k) The Options described herein are not incentive stock options under Section 422A of the Code.

When you wish to exercise your Options, in whole or in part, please refer to the provisions of this letter and correspond in writing with the General Counsel of the Corporation.

Very truly yours,


E. Kirk Shelton
President and Chief Operating Officer


I  hereby  acknowledge receipt of this Option  grant  letter.   I
represent that I have read and understand the terms and provisions contained herein, and accept this grant of Options to purchase ______ shares of Common Stock at an Exercise Price of $20.50 per share with an Expiration Date of April 18, 2007. I acknowledge that there may be adverse tax consequences to me upon exercise of Options or disposition of Option Shares, and that I should consult a tax advisor prior to such exercise or disposition.


                              _____________________________
                                   [Recipient]

EKS:jag